Exhibit 21.1

American Power Group Corporation Subsidiaries

GreenMan Technologies of Minnesota, Inc.

GreenMan Technologies of Iowa, Inc.

American Power Group, Inc.

GreenMan Renewable Fuel and Alternative Energy, Inc.

GreenMan Technologies of Georgia, Inc.